Exhibit 99.1

Elevate Credit Names Jason Harvison Chief Executive Officer

16-Year Company Veteran Has Served as Interim CEO Since July 2019

FORT WORTH, TX – November 21, 2019 - Elevate Credit, Inc. (NYSE: ELVT) (“Elevate” or the “Company”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced the appointment of Jason Harvison to President and CEO, effective immediately. Harvison, a 16-year veteran of the company, had served as Interim CEO since last July. Harvison has also been appointed to the Elevate Board of Directors.

Harvison joined Elevate’s predecessor company in 2003. In 2014, he was named Elevate’s Chief Product Officer and Chief Operating Officer, and has previously served on the company’s Board of Directors. As CEO, Harvison will continue to focus on operational and financial performance, strategic priorities and the oversight of Elevate products, customer acquisition and servicing activities.

“I am thrilled to formally take the reins at Elevate and continue to deliver on our mission of providing the 170 million non-prime consumers in both the US and UK with the access to credit they need to gain a foothold in the banking system and build better financial futures,” said Harvison. “We’ll continue to enable this critical mission by pursuing measured growth, improving our credit quality and delivering shareholder value.”

The selection of Harvison follows a search process conducted by Elevate’s Board of Directors, led by chair Saundra D. Schrock. “We evaluated external candidates, but since arriving here as one of our first employees, Jason has been an extremely dedicated and productive leader, recently overseeing nine departments and managing the launch and development of our four core products,” said Schrock. “We’ve been very pleased with Jason’s leadership as interim CEO over the last four months and, given his intimate knowledge of our company and total dedication to its mission, we have great faith in his ability to successfully write Elevate’s next chapter.”

About Elevate

Elevate (NYSE: ELVT), together with its bank partners, has originated $7.8 billion in non-prime credit to more than 2.4 million non-prime consumers to date and has saved its customers more than $6.1 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit products includes RISE, Elastic, Sunny and Today Card. For more information, please visit http://www.elevate.com.

Investor Relations:

Solebury Trout

Sloan Bohlen, 817-928-1646

investors@elevate.com

or

Media Inquiries:

Solebury Trout

Lisa Wolford, 917-846-0881

lwolford@soleburytrout.com